EXHIBIT 3.1

CERTIFICATE OF DESIGNATION OF

SERIES B PREFERRED STOCK OF

ECRYPT TECHNOLOGIES, INC.

eCrypt technologies, Inc., d/b/a Ecrypt Technologies Inc., a corporation organized and existing under and by virtue of the provisions of the Colorado Revised Statutes (the "Colorado Revised Statutes" or "CRS")

DOES HEREBY CERTIFY:

1.	That the name of this corporation is eCrypt technologies, Inc., and that this corporation was originally incorporated pursuant to the Colorado Revised Statutes on April 19, 2007

2.	Pursuant to the authority expressly granted to and vested in the Board of Directors of eCrypt technologies, Inc. (the "Corporation") under the Colorado Revised Statutes and by Article 12 of Corporation's Articles of Incorporation (the "Articles"), there is hereby created, and the Corporation is hereby authorized to issue, a series of convertible preferred stock, $.0001 par value, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles, the following terms, conditions, rights, restrictions, preferences and privileges:

I.	DESIGNATION AND AMOUNT

a.	A series of convertible preferred stock is hereby designated as "Series B Convertible Preferred Stock" in the amount of Three Hundred Fifty Thousand (350,000) shares (the "Series B Preferred Stock").

II.	VOTING

a.

The Series B Preferred Stock shall have no voting rights prior to the conversion of shares into common stock of the Corporation, at which time the then-converted common shares shall have the same voting rights as the other common shares.

III.	CONVERSION

a.	The holders of the outstanding shares of Series B Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

i.

Right to Convert. At the option of the holder thereof, each share of Series B Preferred Stock shall be convertible, at the office of the Corporation, at any time, into one hundred (100) fully paid and non-assessable shares of the Corporation's Common Stock.

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ii.

Mechanics of Conversion. Each holder of outstanding shares of Series B Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series B Preferred Stock being converted (the "Conversion Notice"). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted together with the Conversion Notice (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

iii.

Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series B Preferred Stock was filed with the Colorado Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately increased. Any adjustment under this Section shall be effective on the close of business on the date such division or combination becomes effective.

iv.

Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that the holders of outstanding shares of Series B Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series B Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale.

v.

Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series B Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

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IV.	LIMITATIONS ON CONVERSION

a.

Beneficial Ownership. Notwithstanding anything to the contrary contained herein, the Corporation shall not effect any conversion of Series B Preferred Stock, and no holder shall have the right to convert any Series B Preferred Stock (or otherwise acquire conversion shares with respect to Series B Preferred Stock), to the extent that after giving effect to the issuance of Common Stock upon such conversion (or other issuance), the holder would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (including for such purpose the shares of Common Stock issuable upon such conversion or issuance) ("Beneficial Ownership Limitation"). For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by such holder shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (including without limitation Regulation 13D-G), provided, however, that such beneficial ownership shall exclude any shares of Common Stock issuable upon conversion, exchange or conversion of (or purchase of Common Stock under) any convertible securities or options outstanding at the time of determination and beneficially owned by such holder which contain a limitation on conversion, exchange, conversion or purchase analogous to the Beneficial Ownership Limitation contained herein. To the extent that the Beneficial Ownership Limitation contained herein applies, the determination of whether and to what extent a holder's Series B Preferred Stock is convertible (vis-À-vis other convertible securities or options, including without limitation other Series B Preferred Stock, beneficially owned by such holder) shall be on the basis of first submission to the Corporation for conversion, exchange, conversion or purchase, as the case may be, or as otherwise determined in the sole discretion of such holder, and the submission of a Conversion Notice shall be deemed to be such holder's determination of whether and to what extent such holder's Series B Preferred Stock is convertible (vis-À-vis such other convertible securities or options), in each case subject to the Beneficial Ownership Limitation. In determining the number of outstanding shares of Common Stock for purposes of calculating the Beneficial Ownership Limitation, the holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Corporation's most recent periodic report containing such information, (ii) a more recent public announcement by the Corporation, or (iii) any other notice or disclosure by the Corporation or the Corporation's transfer agent setting forth the number of shares of Common Stock outstanding, and the holder may rely on knowledge it may have concerning any shares of Common Stock issued which are not reflected in the preceding clauses (i) through (iii) (e.g., issuances to such holder upon a prior conversion of Series B Preferred Stock since the date as of which such number of outstanding shares of Common Stock was reported). Upon the written or oral request of the holder, the Corporation shall within two (2) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. Each delivery of a Conversion Notice by a holder will constitute a representation by such holder that it has evaluated the limitation set forth in this paragraph and determined, based on this paragraph, that the issuance of the full number of conversion shares requested in such Conversion Notice is permitted under this paragraph, and the Corporation shall have no obligation to verify or confirm such determination. No changes to the Beneficial Ownership Limitation may be made by the holder or the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this provision (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The Beneficial Ownership Limitation contained in this paragraph shall apply to a successor holder of Series B Preferred Stock.

V.	RESERVATION OF COMMON STOCK ISSUABLE UPON CONVERSION

a.

The Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. Initially, the Corporation shall reserve 26,450,332 shares of common stock.

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VI.	NOTICES

a.

Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Colorado Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

VII.	NO OTHER RIGHTS DESIGNATED

a.

Except as expressly designated herein, there are no other rights or preferences related to the Series B Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

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3. That the foregoing Certificate of Designation was approved by the holders of the requisite members of the Board of Directors of this Corporation in accordance with Section 7 of the Colorado Revised Statutes.

4. That this Certificate of Designation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation as provided herein, has been duly adopted in accordance with Section 7 of the Colorado Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation of Series B Preferred Stock has been executed by a duly authorized officer of this corporation on this 24 day of June, 2015.

ECRYPT TECHNOLOGIES, INC.

/s/ Charles Brooks
Charles Brooks, Director

/s/ Debbie King
Debbie King, Director

/s/ Thomas A. Cellucci
Thomas A. Cellucci, PhD MBA, CEO and Director

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